Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
February 19, 2016

Thank you Theis, and good morning everyone.

I am very pleased with Trinity’s financial performance during 2015. For the third straight year, we established records for revenues, net income and earnings per share. Our businesses created value by leveraging their combined expertise, competencies, and manufacturing capacity to produce high quality products for a broad range of industrial markets.

The most recent quarter completes an impressive five-year period in which our Company has demonstrated a solid track record of growth. During that 5 year time period, revenues more than tripled, going from $1.9 billion to $6.4 billion. In 2015, earnings per share and net income were 11 times greater than in 2010. From 2010 to 2015, net income increased from $67 million to $797 million and earnings per share grew from $0.43 cents per share to $5.08 per share. Our financial performance during the last 5 years is a great example of the potential we have as a company.

Our Company is on a transformational journey and has made significant progress during the past five years toward our vision of being a premier diversified industrial company. We have added new businesses to our portfolio with long-term growth potential and we have invested in our manufacturing footprint to increase efficiency and flexibility. Pre-tax profit from our railcar leasing and management services operations has more than tripled since 2010. We have also enhanced our company’s earnings and cash flow through the development of the RIV platform.

Our guidance for 2016 reflects the weakening in the industrial economy that began broadly impacting our businesses late last summer. As I stated in our 3rd quarter conference call, most of the industrial companies we serve are continuing to take a ‘wait and see’ approach to capital investment. At this time, it continues to be difficult to predict when demand will improve. Our 2016 earnings guidance assumes the economic conditions will continue throughout the year.

In this environment, we are placing a high priority on cost containment and various initiatives to enhance our performance. We will continue to reposition and streamline our manufacturing operations as business conditions fluctuate. Over my forty-year career at Trinity, I have participated in a number of business cycles. Our business leaders have a proven track record for balancing staffing levels in all types of markets. I am confident our businesses will respond to the shift in demand for our products. Historically, we have made strategic investments during downturns. Our liquidity position and balance sheet strength have never been better.

In summary, I am extremely proud of our team’s accomplishments during 2015, and throughout this upcycle. Trinity’s corporate business model is built on the premise that we enrich companies we own by leveraging the strengths contained within our enterprise as a whole. Trinity’s employees do a fabulous job of collaborating as they manufacture high quality products for our customers while creating value for our shareholders. Our operating and financial flexibility enable us to pursue a variety of opportunities as well as successfully confront market challenges. I am confident that Trinity will emerge from the current period of uncertainty as a stronger company. Our goal is to continually improve upon the superior products and services we provide to our customers, and the returns we generate for our shareholders.

I’ll now turn it over to Bill for his comments.